EXHIBIT 99 (a)


FOR IMMEDIATE RELEASE
Contact:  Marie Uhrich
612-342-6583

PIPER JAFFRAY COMPANIES, FUND SHAREHOLDERS
REACH SETTLEMENT AGREEMENT IN TERM TRUST LITIGATION


MINNEAPOLIS - April 23, 1996 - Piper Jaffray Companies Inc. (NYSE: PJC) and attorneys representing shareholders of Piper Capital Management's American Adjustable Rate Term Trusts Inc. 1996, 1997, 1998 and 1999 closed-end funds (the Trusts) today announced that they have reached an agreement in principle to settle purported class action litigation brought on behalf of fund shareholders.

The agreement will result in payment to fund shareholders by Piper Jaffray Companies of $14 million in principal payments and up to $1.8 million in accrued interest payments, less attorney's fees. The agreement requires U.S. Federal Court approval and the acceptance of the settlement by the holders of at least 95 percent of the Trusts' shares.

The purported class periods for each of the Trusts are:  1996 and 1997 Trusts
- - April 15, 1992, through Oct. 31, 1994; 1998 Trust - Jan. 23, 1992, through
Oct. 31, 1994; and the 1999 Trust - Sept. 17, 1992, through Oct. 31, 1994.

Investors who acquired shares during the class period are eligible to recover losses regardless of whether they are current shareholders of The Adjustable Rate Mortgage Securities Fund (Nasdaq: PJARX), the open-end fund into which the Trusts were converted in September 1995 by a vote of the Trusts' shareholders.

"This settlement allows us to resolve a dispute with our clients in a timely manner while serving the needs of Piper Jaffray Companies shareholders," said Addison L. Piper, Piper Jaffray Companies chairman and chief executive officer.

Eligible settlement class members will be required to show proof of ownership during the class period and file a claim of loss. Settlement proceeds will be distributed on a pro rata basis.

Class members can expect to learn more about the settlement proposal via mail and/or newspaper advertising during the early Fall of 1996 or can contact the plaintiffs' attorneys at 612-339-7300 for more information.

The principal payments of the settlement will be paid in a combination of $500,000 cash payable upon execution of the definitive settlement agreement, $1.5 million cash payable upon final approval by the court and payments of $3 million on each anniversary of the final court approval for the next four years. The deferred payments will accrue interest totalling as much as $1.8 million. The Company will record the settlement charge in its second fiscal quarter results which will be reported later today.

"After the settlement charge is taken, our financial condition will remain strong and there will be no effect on day-to-day operations," Piper said.

In September 1995, the four closed-end trusts were converted to a single open end mutual fund, The Adjustable Rate Mortgage Securities Fund. At that time, shareholders of the Trusts had the opportunity to redeem shares at Net Asset Value (NAV) and purchase shares of the new open-end fund at NAV. The fund is managed by Thomas McGlinch, CFA, and Wan-Chong Kung.

Piper Jaffray Companies Inc. was founded in 1895 and has built a reputation as one of the nation's premier full-service investment companies. Piper Jaffray Companies is the parent company of Piper Jaffray Inc., an investment firm with 78 retail sales offices in 17 Midwest, Mountain, Southwest and Pacific Coast states and capital markets offices in 15 cities. Other subsidiaries include Piper Capital Management Incorporated, a money management company with approximately $9 billion under management; and Piper Trust Company, a provider of trust services to individuals and institutions. Piper Jaffray Inc. is a member of the New York Stock Exchange and other major stock exchanges. For more information about Piper Jaffray Companies, visit our home page on the Internet at http://www.piperjaffray.com/.


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